Exhibit 99.8

          Avocent Corporation to Accelerate Vesting of Stock Options;
                Expects Reduction in Future Compensation Expense

     HUNTSVILLE, Ala.--(BUSINESS WIRE)--May 3, 2005--Avocent Corporation (NASDAQ: AVCT) today announced that its Board of Directors approved a plan to accelerate vesting of all currently underwater outstanding stock options awarded under the company's stock option plans that would otherwise be unvested on December 31, 2005. The Company estimates that it will avoid future expense of approximately $13 million related to accelerating the options.
     "We expect the acceleration of Avocent's outstanding stock options to reduce compensation expense that might be recorded in future periods following the adoption of SFAS 123(R) on January 1, 2006," stated John R. Cooper, Chairman and Chief Executive Officer of Avocent. "Upon adoption, SFAS 123(R) requires that compensation expense associated with stock options be recognized in the income statement rather than as a footnote disclosure. We estimate Avocent will save approximately $13 million in future compensation expense based on our plan to accelerate the vesting of stock options at this time."
     "As an additional benefit," continued Mr. Cooper, "since these unvested options are currently underwater, they are not currently achieving their desired employee motivation and retention objectives. Accordingly, we believe this acceleration action will boost employee morale and retention."
     The Company typically issues options that vest over three to four years. As a result of the Board's action, unvested stock options to purchase approximately
1.1 million shares of the Company's common stock will become exercisable effective on December 25, 2005. The exercise prices of the affected stock options range from $25.17 to $41.57 per share. The closing price of Avocent's common stock on April 29, 2005, the date of the Board's action, was $25.14.
     Avocent's Board also approved a plan to phase out its Employee Stock Purchase Plan by December 31, 2005, to further reduce future equity-based compensation expense following the adoption of SFAS 123(R).

     About Avocent Corporation

     Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide. Branded products include switching, extension, intelligent platform management interface (IPMI), remote access and video display solutions. Additional information is available at: www.avocent.com.

     Forward-Looking Statements

     This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the expected future expense related to equity-based compensation to employees and employee morale and retention. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2005. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.


     CONTACT: Avocent Corporation, Huntsville
              Dusty Pritchett, 256-217-1300